Exhibit 2.4

US 4291685

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated as of January 2, 2018, by and between Blake Production Company, Inc., a Texas corporation, Fairway Energy L.L.C., an Oklahoma limited liability company, Vernon Resources LLC, an Oklahoma  limited liability company, and ABV Ventures LLC, an Oklahoma limited liability company (each individually and all collectively referred to herein as “Seller”) and Chaparral Energy, L.L.C., an Oklahoma limited liability company (“Buyer”). Seller and Buyer are sometimes collectively referred to in this Amendment as the “Parties” or individually as a “Party”.

WHEREAS, the Parties are parties to that certain Purchase and Sale Agreement dated December 22, 2017 (the “Purchase Agreement”);

WHEREAS, the Parties desire and have agreed to amend the Purchase Agreement as more fully set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.Amendments.

1.1Amendment to Section 6.  The first sentence of Section 6 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

The purchase price for the Assets shall be Thirty-Six Million, Three Hundred Forty-Eight Thousand, Eight Hundred Sixty-Three and 09/100 Dollars ($36,348,863.09), in the respective proportions set forth on Annex I, payable by Buyer to accounts designated in writing by Seller at Closing by wire transfer of immediately available funds, and subject to adjustments as set forth below (the “Purchase Price”).

1.2Amendment to Annex I.  Annex I to the Purchase Agreement is hereby deleted in its entirety and replaced with Annex I to this Amendment.

2.Miscellaneous.

2.1Each of the Parties acknowledges and agrees that it has received good, valuable and adequate consideration, and shall receive substantial benefit from, the execution and delivery of this Amendment.

2.2Except as expressly modified and amended hereby, the Purchase Agreement shall continue in full force and effect and the parties ratify and confirm the Purchase Agreement as modified and amended hereby.

2.3This Amendment and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Oklahoma.

2.4This Amendment may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER: BLAKE PRODUCTION COMPANY, INC.

By:        /s/ Blake Vernon

Name:

Title:    President

FAIRWAY ENERGY L.L.C.

By:        /s/ Blake Vernon

Name:

Title:    President

VERNON RESOURCES LLC

By:        /s/ James Vernon

Name:

Title:    President

ABV VENTURES LLC

By:        /s/ Austin Vernon

Name:

Title:     President

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BUYER

CHAPARRAL ENERGY, L.L.C.

By:         /s/ Lincoln McElroy

Name:

Title:     Attorney-in-fact